Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about June 26, 2012) pertaining to the Global Partners LP Long-Term Incentive Plan of our reports dated March 12, 2012, with respect to the consolidated financial statements and schedule of Global Partners LP and the effectiveness of internal control over financial reporting of Global Partners LP included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 25, 2012